Exhibit 5.1

January 17, 2017

Board of Directors

Stifel Financial Corp.

501 N. Broadway

St. Louis, MO 63102

Re:	Stifel Financial Corp.

Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus dated January 8, 2015 included therein, and the prospectus supplement dated January 17, 2017, (the “Prospectus Supplement”), each filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-201398), under the Securities Act of 1933, as amended (the “Act”), by Stifel Financial Corp., a Delaware corporation (the “Company”). The Prospectus Supplement relates to the sale by the selling stockholders named therein of 183,004 shares of the Company’s common stock (the “Shares”) that were issued by the Company to the selling stockholders as share consideration in connection with the Company’s acquisition of City Financial Corporation.

In connection herewith, we have examined:

(1)	the Agreement and Plan of Merger, dated as of September 12, 2016, among the Company, Spruance Merger Subsidiary, Inc., Spruance Successor Subsidiary, LLC, City Financial Corporation, and R. Mark Lubbers (as amended, the “Merger Agreement”);

(2)	the Registration Statement; and

(3)	the Prospectus Supplement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, as currently in effect. In addition, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion were duly authorized by, duly executed, delivered and countersigned by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents were duly authorized and all such parties were duly organized and validly existing and had the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, incorporated by reference into the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP